Date: 23 August 2023

Our ref: 120412/619781/DBB B1(SFGS)

New Vision Lighting Limited
Flat A, 4/F
Meyer Industrial Building
2 Chong Yip Street
Kwun Tong, Kowloon

Dear Sirs,

BANKING FACILITIES

DBS Bank (Hong Kong) Limited (the "Bank", which expression shall include its successors and assigns) is pleased to advise that it is prepared to consider making available or continuing to make available the banking facilities detailed below (each a "Facility" and together the "Facilities") to the Borrower described below, solely for the purpose stated below and subject to the provisions of this letter and the attached "Standard Terms and Conditions Governing Facilities and Services" ("Standard Conditions").

In relation to any trade finance facilities (including but not limited to guarantee, bond, indemnity, documentary credit, standby documentary credit or similar undertaking that the Bank is prepared to issue or issued from time to time), such trade finance facilities shall also be subject to the terms and conditions set out in any separate agreement, application forms, request or indemnity form (as may be amended, varied or supplemented from time to time) ("**Trade Finance Terms**").

A. BORROWER:

New Vision Lighting Limited

B. PURPOSE:

Providing general working capital for business operations.

C. DEFINITIONS:

In this letter, the following expressions shall, except where the context otherwise requires, have the meanings given to them below:-

"Operating Procedures" means the detailed procedures for the operation of HKMC Insurance Limited (formerly known as The Hong Kong Mortgage Corporation Limited) ("HKMCI") SME Financing Guarantee Scheme as may be amended from time to time by notice in writing by HKMCI to the Bank.

"Related Entity" unless the context otherwise requires, shall be construed so that a person (A), being a sole proprietor, partnership or company, and another person (B), being a sole proprietor, partnership or company, are Related Entities of each other if any one or more persons, individually or jointly, directly or indirectly, hold, beneficially own or control 30% or more of the business interest in each of A and B.

For the purpose of the foregoing, "business interest" in relation to a company means the shares or equity interest of such company, and in relation to a partnership means the aggregate or overall rights or entitlements to participate in a distribution of profits of such partnership.

"Security" means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, cash collateral arrangement or other encumbrance of any kind securing, or a right conferring a priority of payment in respect of, any obligation to pay of any person or any other agreement or arrangement having a similar effect, but does not include any lien arising in the ordinary course of trading by operation of law and not by contract (but shall include, in relation to any finance lease or hire purchase contract, the vesting of beneficial ownership of the relevant asset in the finance lessor or hire purchase seller, and shall include, in relation to any factoring or other receivables purchase facility, the vesting of beneficial ownership of the factored or purchased receivables in the factor or purchaser).

"Subsidiary" has the same meaning given to that expression in the Companies Ordinance of the Laws of Hong Kong.

D. FACILITY LIMITS:

Facilities under HKMC Insurance Limited SME Financing Guarantee Scheme (the "Scheme")

Type(s) of Facility		Facility Limit(s)
1.	Installment Loan	HKD4,270,000.-

E. PRICING AND CONDITIONS:

Unless otherwise provided herein, interest and commission(s) on the Facilities will be charged at the Bank's standard rate that may be varied from time to time at the Bank's discretion.

Installment Loan	Interest: 2.5% per annum below Prime Rate quoted by The Hong Kong Mortgage Corporation Limited from time to time on the outstanding amount from drawdown until repayment in full, as conclusively calculated by the Bank. Repayment: Principal together with accrued interest will be repayable by 120 equal monthly installments (except final payment which shall be the then outstanding balance and accrued interest). If the interest rate changes, the installment amount will be varied without prior notice. The first installment shall be paid one month after the date of advance of the loan and the subsequent installments shall be paid on the corresponding day of each succeeding month until the loan and all accrued interest are repaid in full. Under no circumstances should the final repayment date of the installment loan fall beyond the expiry date of the guarantee issued by HKMCI. Prepayment: • one month prior written notice. • if full prepayment is not on an installment due date, interest shall be calculated and payable up to upcoming installment due date.

F. SECURITY AND CONDITIONS PRECEDENT:

Unless otherwise approved by the Bank, the Facilities will be made available or continue to be made available to the Borrower provided that the Bank has received each of the following, in a form and substance satisfactory to the Bank:

1. This letter duly executed by the Borrower.

2. General Commercial Agreement duly executed by the Borrower.

3. Guarantee issued by HKMCI for an amount equivalent to 100% of the amounts to be granted by the Bank to the Borrower under the Facilities ("HKMCI Guarantee").

4. Guarantee and Indemnity for an unlimited amount duly executed by Lau Kwok Yan Michael.

5. Commercial Credit Reference Agency consent form duly executed by the Borrower.

6. All documents and/or other requirements (including but not limited to copy of identification document of all authorized signers) for complying with policies and procedures in relation to customer due diligence and acceptance or similar requirements imposed by governing authorities and/or the Bank from time to time.

7. Original or Certified copies of all necessary consents, approvals and other authorizations (including but not limited to those required by relevant governing authorities and/or the resolutions of the directors and shareholders of the Borrower and/or any security provider(s)) in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

8. Original or Certified copies of all necessary registrations and filings as may be required by relevant governing authorities in connection with the execution, delivery, performance and enforcement of this letter and all other documents mentioned above, if applicable.

9. Such other documents, items or evidence that the Bank may request from time to time.

G. COVENANTS AND UNDERTAKINGS:

In addition to the undertakings specified in the "Standard Conditions", the Borrower undertakes to the Bank that it will:

- ensure that all consents, licenses, approvals, registrations and filings (as appropriate) in connection with the Facilities, guarantee or securities as may be provided in relation to the Facilities granted hereunder are duly obtained, completed and will remain in full effect throughout the period if any amount is or may become outstanding under the Facilities;

- not create, or permit to be created or subsist, any subsequent Security ranking in priority to or *pari passu* with any Security that may be given to or held by the Bank for the Facilities (whether exclusively or otherwise);

- not do or permit to be done anything which would prejudice or jeopardize the rights of the Bank or HKMCI, or both, in respect of the Facilities;

- give representations, warranties and undertakings in favour of the Bank on terms which are substantially the same as, but in no respect derogate from or are otherwise inconsistent with, those set out in the Schedule attached hereto;

- not sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations and equipment and/or other assets to be acquired with any proceeds of the relevant Facility without the prior written consent of the Bank, and, if the foregoing has not been complied with, the Borrower shall ensure that all proceeds or sums realized or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of the Indebtedness (as defined in the Operating Procedures) due and owing to the Bank (which shall be reduced by the relevant amount accordingly);

- at all times comply with all requirements under the Scheme, from time to time in force including all eligibility criteria contained in the Operating Procedures;

- use the Facilities solely for the purpose of paying wages and rents to facilitate its business operations or of general working capital for its business operations and/or such other purposes as may be specified in the Operating Procedures and applicable to the relevant Guarantee Product (as defined in the Operating Procedures);

- without prejudice to the aforesaid, use the proceeds of the Facilities for a purpose which is specified in the guarantee product eligibility criteria contained in Appendix A-2 of the Operating Procedure;

- provide such information and take all steps as requested by the Bank, to enable the Bank to ensure that it is in compliance at all times with its duties and obligations under or in connection with the Scheme or under any Scheme document, including but not limited to allowing representatives and appointed agents of HKMCI to inspect the books, records, accounts and any other information relating to its business, whether in paper, electronic or any other form of medium, at the request of HKMCI;

- At all times promptly disclose all material facts and information and make available all documents records and information that the Bank may require;

- promptly submit to the Bank:
  a) with reasonable promptness, details of any litigation, arbitration or administrative proceeding current or, to its knowledge, threatened or commenced against it; and
  b) other information that the Bank may request from time to time;

- immediately inform the Bank of:
  a) any change of the Borrower's directors or beneficial shareholders (except where the Borrower is a listed company);
  b) any factor which may inhibit, impair or delay performance by the Borrower or the security provider(s), if any, of the obligations under any loan and security documents to which they are a party; and
  c) the failure to continue to obtain consents, licences, approvals, registrations and filings (as appropriate) in connection with the granting of the Facilities and/or the provision of securities (including without limitation guarantee(s)) in relation to the Facilities granted hereunder throughout the period when there is outstanding under the Facilities;

- subscribe to such electronic banking services and shall promptly, and in any event within 5 Business Days of the Bank's request, provide to the Bank, all documents and approvals required by us in connection with your registration and activation of DBS IDEAL, including: (i) a duly executed DBS IDEAL application form and (ii) certified true extract by a director and company secretary of the Borrower's board of directors' resolutions or such other equivalent document(s) authorizing the execution of the same and/or such form required by the Bank in connection with the Borrower's registration for DBS IDEAL and/or eReport service. The Borrower acknowledges that the Bank may provide certain electronic advices or notices through electronic means, including making them available at our electronic banking services platform.

The Borrower further acknowledges, agrees and authorizes:-

a) the Bank to disclose and/or transfer the Borrower's personal data and other information from time to time in its possession to HKMCI in relation to the Facilities, the application for the issue of a HKMCI Guarantee, the HKMCI Guarantee, the Borrower and/or any guarantor of the Borrower in respect of the Facilities who is an individual and for other related purposes;

b) that HKMCI may use such personal data and information for the purpose stated in a) above, and disclose and/or transfer any such personal data and information received or held by it to the Trade and Industry Department or the Hong Kong Government or provider(s) of credit protection for such purposes as considered appropriate by HKMCI. The Borrower hereby declares and confirms that it has obtained consent from, and is authorized by, each individual (including each partner where the Borrower is a partnership) whose personal data may be required for the purpose stated in a) above to provide the relevant acknowledgment, agreement and authorization on his/her behalf as if any reference to the Borrower's personal data is a reference to his/her personal data.

Each of the Borrower, and the guarantor and/or security provider in respect of the Facilities granted to the Borrower under this letter ("Security Provider(s)") acknowledges that all the rights of HKMCI under the Scheme, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies, if any, of the Security Provider(s). Each of the Security Provider(s) further undertakes that (a) it will not exercise in any manner or to any extent its rights or remedies against the Borrower or the other Security Provider(s) or in relation to any such Security, including but not limited to any right of subrogation, indemnity or contribution which it has or may have in law or equity or under, pursuant to or in connection with the security documents, unless and until HKMCI has fully and unconditionally recovered the amount paid by HKMCI under the HKMCI Guarantee or unless and until HKMCI otherwise consents in writing; and (b) it will not assert against HKMCI any right of contribution or any analogous rights or remedies.

Each of the Borrower and the guarantor(s) referred to in Section F above agrees to (a) make available to HKMCI or its appointed agent, free of charge, all documents, records and information in connection with the rights, interests, obligations or liabilities of HKMCI under the Scheme or the Scheme document, including but not limited to all documents and information submitted by the Borrower to the Bank; and (b) grant (or authorize the Bank to grant) the requisite right of access, inspection, copying or similar right to HKMCI.

H. OTHER TERMS AND CONDITIONS:

- The Facilities are available at the sole discretion of the Bank and are in all respects uncommitted. The Bank may at any time immediately modify, terminate, cancel or suspend the Facilities or any part of it, or otherwise vary the Facilities or any part of it, without the consent of the Borrower or any other person. Provided always that the Bank shall obtain HKMCI's prior written consent if it varies, releases, waives or discharges any obligations of the Borrower and/or any Security Provider or any other right or interest under or pursuant to any security document which may adversely affect any of the rights, interest, obligations or remedies of HKMCI in connection with the Borrower or otherwise in relation to any guarantee or Security for any Facilities under this letter. Unless the changes are not within the Bank's control, the Bank shall give reasonable notice to the Borrower for any variation to the Facilities affecting the interest, fees and charges and the liabilities or obligations of the Borrower, and such variation shall take effect after the expiration of such notice which may be given by the Bank by such means as the Bank may at its discretion see fit.

- Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment of all principal, interest, fees and other amounts outstanding under this letter or any part thereof and/or to require cash collateralisation of all or any sums actually or contingently owing to it under the Facilities.

- For the purpose of this Section H, where the Facilities made available to the Borrower include Hire Purchase/Lease facility, if there is any inconsistency between the provisions set out in this Section H and the terms and conditions set out in the Hire Purchase Agreement/Lease Agreement, the terms and conditions set out in the Hire Purchase Agreement/Lease Agreement shall prevail.

- Payment by the Borrower to the Bank shall be in the currency of the relevant liability. The Borrower hereby authorizes the Bank to debit any sum which may be required to meet the payment of principal, interest, default interest, handling fee, commissions, fire insurance premium and other fees and charges in relation to (i) the Facilities or (ii) such other loan(s) into which the Facilities may from time to time be converted, consolidated and /or replaced from (unless otherwise specified by the Borrower) any of the current account(s) / savings account(s) maintained by the Borrower with the Bank and in case such account(s) is/are not in the same currency as the liability, the Borrower hereby authorizes the Bank to perform relevant foreign exchange based on the prevailing exchange rate of the Bank in order to settle the relevant payment in the currency of the liability.

- The "Standard Conditions" attached and/or referred to in this letter form an integral part of this letter and the Borrower agrees to observe and be bound by them. If there is any conflict or inconsistency among the following documents, the terms of any earlier-listed document will prevail over any later-listed document to the extent of that inconsistency:

  (a) in respect of a trade finance facility (including but not limited to guarantee, bond, indemnity, documentary credit, standby documentary credit or similar undertaking that the Bank is prepared to issue or issued from time to time), the Trade Finance Terms (other than the General Commercial Agreement if any);

  (b) this letter;

  (c) if applicable, the relevant RFR Schedule that apply to a particular type of facility and/or the relevant Trade Finance – Daily Simple Schedule that apply to a particular type of facility, as the case may be, to the extent of that inconsistency as regards to risk free rates;

(d) in respect of a facility that is "Factoring", the Factoring Agreement (if one is entered into) and the "Terms and Conditions Governing Factoring Facilities and Services" and to the extent there is an inconsistency between the Factoring Agreement and the "Terms and Conditions Governing Factoring Facilities and Services", the "Terms and conditions Governing Factoring Facilities and Services" shall prevail;

(e) if applicable, the General Commercial Agreement; and

(f) the Standard Conditions.

Where this letter does not enclose or incorporate any of the documents in paragraph (c) and (d) or (e) above or there are no Trade Finance Terms, then the references to these documents shall be disregarded when construing this provision.

The Bank may, at its absolute discretion vary, amend or supplement any of the terms of the "Standard Conditions". Such variation, amendment or supplement shall take effect not less than 30 days after the date of the notice to the Borrower setting out details of such variation, amendment or supplement or, if later, the date specified in the notice. The Borrower agrees to be bound by any such amended or revised "Standard Conditions".

- In this letter, "include(s)" or "including" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall take effect as, limiting the generality of any preceding or following words.
- This letter and the Facilities shall be governed by the laws of the Hong Kong Special Administrative Region and the parties hereto hereby submit to the non-exclusive jurisdiction of the Hong Kong Courts.
- The Bank recognises that banks have an important role to play in promoting responsible environmental, social and governance ("ESG") behaviour of our customers and is committed to practising responsible financing. We trust that the information, including ESG information based on publicly available information as well as any information provided by your company representatives, to be true and accurate and is covered by the Undertakings given by you to us in the "Standard Conditions" and any other agreements relating to banking facilities granted by us to you.

Please signify your understanding and acceptance of this offer by signing and returning to us the duplicate copy of this letter and provide each of the items under the section headed "Security And Conditions Precedent" above, for the attention of Mr. Roy Mok ("Designated Relationship Manager"), within one month from the date of this letter, otherwise the offer will lapse at the discretion of the Bank. By accepting this offer, you are deemed to have confirmed to the Bank that you are not a Connected Person as set out in clause 21 of the "Standard Conditions".

We enclose a set of documents which should also be completed and returned to us. If you have any queries, please contact the Designated Relationship Manager at telephone number 3668-7386.

We are pleased to be of service to you.

Yours faithfully,
For and on behalf of
DBS Bank (Hong Kong) Limited

Authorized Signatories

MM/ccy
Encl.

ACCEPTANCE AND AGREEMENT BY THE BORROWER

We hereby confirm that we have been advised (i) to note and understand the declaration and notes contained in the Application Form, the Acceptance of Conditions and the related legal documentation under the Scheme; and (ii) to seek independent legal advice if necessary before execution of this letter.

We hereby confirm our understanding and acceptance of all the terms and conditions set out in (i) this letter and (ii) the "Standard Conditions" attached to this letter and our agreement to be bound by all of them.

Signed for and on behalf of
New Vision Lighting Limited

____
Authorised Signature

Signed by

____
Lau Kwok Yan Michael

We have verbally confirmed with the Bank upon the Facility application that this Facility application from us was not referred by third party (means all kinds of engagement including having the facility application referred by and/or channeled through and/or acted through third party), and hereby repeat and declare the same in writing.

Signed for and on behalf of
New Vision Lighting Limited

____
Authorised Signature